Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS APPOINTS SEASONED INDUSTRIALS EXECUTIVE

KEVIN LONGE AS CHIEF OPERATING OFFICER

BOULDER, Colo. — June 26, 2012 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), a diversified provider of industrial products and services, and the world’s leading manufacturer of explosion-welded clad metal plates, today announced the appointment of Kevin Longe to executive vice president and chief operating officer, newly created positions on DMC’s executive management team.  Longe also will become a director of the Company.

Longe, 53, joins DMC with a broad range of management and operational experience acquired at several global industrial businesses, including $5 billion Sonoco, Inc.  Longe was previously a vice president and general manager of Sonoco’s $600 million Protective Packaging division, which provides custom-engineered packaging solutions and components for a broad range of end-use applications. Longe oversaw the division’s global sales, marketing, engineering, and research and development functions for the life sciences, medical, food and industrial durables markets.

Longe also served as president of Sonoco’s ThermoSafe Brands business, a manufacturer of temperature assurance packaging for a variety of global medical and biotechnology markets.  His duties included operational oversight of eight manufacturing centers in the United States, Europe and Asia.

Prior to joining Sonoco, Longe spent six years with NYSE-listed Lydall, Inc., a provider of specialty engineered products for thermal/acoustical and filtration/separation applications.  During his tenure with Lydall, Longe served as president of three separate operating divisions.

Longe also was senior vice president and corporate vice president of Nasdaq-listed Electro Scientific Industries, a supplier of capital equipment to the global semiconductor and electronics markets. In addition, he spent eight years as corporate vice president and board member of Evapco, Inc., a provider of capital equipment to the commercial building, industrial process and refrigeration markets.  Longe was responsible for Evapco’s industrial process and refrigeration business. He has spent more than four years residing internationally, including in China.

Yvon Cariou, president and CEO, said, “The expansion of our executive management team has been a key strategic objective, especially in light of our international growth initiatives and the broad range of prospects we are pursuing within each of our three business segments.  Kevin’s leadership and operational experience with a diverse base of global industrial businesses will prove invaluable as we continue to expand the Company.  He has a working understanding of our primary product offerings and is very knowledgeable of our current and targeted geographic markets.  We are thrilled he has joined the Company and proudly welcome him to the DMC team.”

Longe commented, “DMC has built a world class, diversified industrials business that includes the dominant player in the explosion welding industry, a rapidly growing oilfield products operation and a highly specialized industrial welding business.  I believe my professional background is well suited for DMC’s business model and growth objectives.  I look forward to joining the Company’s talented management team and working collectively to further DMC’s growth.”

Longe holds a master’s of business administration with honors from Northwestern University’s Kellogg School of Management, and earned a bachelor’s degree in business administration from the University of Michigan.  As a member of the University of Michigan’s football team, Longe played on three Big Ten Championship/Rose Bowl teams.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of customers in the energy, industrials and infrastructure markets through two core business segments — Explosive Metalworking and Oilfield Products — as well as a specialized industrial service provider, AMK Welding. The Explosive Metalworking segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. Oilfield Products is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells.  AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s websites at

http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including those regarding our global growth initiatives and the prospects we are pursuing at each of our three business segments.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; our ability to successfully execute upon international growth opportunities; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2011.

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